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                                                                    EXHIBIT 10.3



                         TRANSITION SERVICES AGREEMENT

         THIS TRANSITION SERVICES AGREEMENT (this "Agreement"), dated as of June 24,1997, is by and between PRODIGY SERVICES CORPORATION, a Delaware corporation ("Company"), and SPLITROCK SERVICES, INC., a Texas corporation ("Provider"). This Agreement shall be effective on July 1, 1997 (the "Effective Date").

                                    RECITALS

                 WHEREAS, pursuant to that certain Full Service Agreement dated June 24, 1997 ("Full Service Agreement") and that certain Definitive Agreement dated June 24, 1997 ("Definitive Agreement") each by and between Company and Provider, Provider will perform certain network related services for Company and Provider has acquired certain network related assets from Company as of July 1, 1997 necessary to provide such services;

                 WHEREAS, in order to provide for the orderly transfer and conversion of the network related services from Company to Provider, and for a period of time following July 1, 1997, Company shall provide the network related services and other transition-related services as set forth herein;

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                              TRANSITION SERVICES

                 Agreements Relating to the Network During the Transition Period. Company and Provider agree as follows:

         (A) End Date. This Agreement shall terminate on the earlier of December 31, 1997 or on the effective date of a notice from Provider stating that it intends to terminate this Agreement, which effective date may only be the last day of a calendar month ("End Date"). The "Transition Period" is the period from the Effective Date to the End Date. Notwithstanding the termination of this Agreement, Provider's obligations under leases it assumed pursuant to the Definitive Agreement and under leases for Acceptable POP Sites (defined below) shall continue pursuant to such leases.

         (B) Termination of Services Prior to End Date. Each service performed hereunder by Company for the benefit of Provider may be terminated. upon at least 15 days





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                          advance written notice by Provider, and such notice
                          shall state the date of termination which may only be the last day of a calendar month. Upon termination of any service, Provider shall no longer be required to reimburse Company for such service.

         (C)              Direct Employees. Until the sooner of the End Date.
                          or such time as each network related employee of Company ("Direct Employee") or independent contractor of Company as listed on Schedule I.C., (1) becomes an employee or independent contractor of Provider or (2) is otherwise requested by Provider to cease performing services relating to the Network Assets (as defined in the Definitive Agreement), Company shall cause each independent contractor who provides services to Company or each Direct Employee who continues in the employment of Company to continue performing services, under the direction and supervision of Provider's management, relating to the operation of the Network Assets. Provider shall, each month, reimburse Company for the monthly base salary of each independent contractor and each Direct Employee as set forth in Schedule I.C. attached hereto plus an amount equal to 30% of each independent contractor's monthly compensation or Direct Employee's monthly base salary. All offers by Provider to Direct Employees and contractors shall be made on the same date and shall be made no later than July 31, 1997. No person listed on Schedule I.C. shall become an employee or contractor, as appropriate, of Provider until Provider offers such persons listed on Schedule I.C. employment or contractor position, as appropriate, and such person accepts that position and commences employment, or, working under contract, with Provider. Provider shall offer all of the persons listed on Schedule I.C. employment or independent contractor contracts, as appropriate, commencing no later than the End Date on terms and conditions no less favorable than such terms and conditions currently enjoyed by each individual Direct Employee or independent contractor. With respect to those former IBM employees who are now Company employees (specifically Tom Isaacson, Jim Moore, Anthony Matera and Daniel Cain), the parties shall cooperate to eliminate the potential for reduction in their pension benefits, by, for example, delaying the commencement date of such employment by Provider or Company continuing to lease each such employee to Provider even after the termination of this Agreement.

                          With respect to those Company employees whose matching contribution to their 401 (k) plan offered by Company has not yet vested, and whose right to otherwise receive such funds shall lapse, if such employees resign from Company to work at Provider, Company shall act to vest such Employees' unvested portion of their 401(k).

                          Company hereby indemnifies and shall hold Provider harmless from any and all costs, demands, claims, liabilities including reasonable attorney's fees and costs, arising out of the employment with Company of any Direct Employee, including



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                          any claim under any and all applicable plant closing
                          or other similar laws, or ERISA, or other applicable law.

                          Provider hereby indemnifies and shall hold Company harmless from any and all costs, demands, claims, liabilities including reasonable attorney's fees and costs, arising out of the employment with Provider of any Direct Employee, including any claim under any and all applicable plant closing or other similar laws, or ERISA, or other applicable law.

         (D) Network Support Functions. Company further agrees to provide network support functions to Provider such as accounting and analysis (but excluding financial projections), human resources, and purchasing functions (except that purchase advice shall be provided by Company, but purchase orders shall be issued on Provider's account), at the monthly costs to Provider included in Schedule I.D. Company will provide each such service monthly but only upon request and until such time as Provider terminates the service. If Provider terminates any service under this Paragraph I.D., it may not have such service reinstated.

         (E) Network-Related Costs. Company agrees to incur only reasonable and customary amounts in operating the network assets during the Transition Period, consistent with past practices, which amounts will include routine monthly payments for network contracts, in effect as of the Effective Date, with payment amounts and terms previously disclosed to Provider. Provider will reimburse Company for such amounts on a monthly basis and within 15 days of receipt of a detailed invoice for such network-related expenses incurred during such month, which expenses shall not include any amount for non-cash expenses (including without limitation depreciation, amortization and any expense increase attributable to events occurring prior to July 1,
                          1997). Further, in no event shall Provider be liable for reimbursing Company for any payments incurred by reason of Company's breach or termination of network-related agreements. Company will not incur any new reimbursable network related costs for the purchase of network equipment or for new services in excess of $10,000, without Provider's prior written consent. For example, Provider will pay reasonable and customary costs associated with the classes of expenses listed on Schedule I.

         (F) POP Leases. During the Transition Period, (i) Company will maintain all of its Point of Presence ("POP") real estate leases in full force and effect at all of the locations listed on Schedule I.F. attached hereto entitled "Prodigy POP Site Remaining Lease Liability Analysis," and (ii) Provider shall reimburse Company for such lease payments based on the rental rates listed in Schedule I.F. attached hereto. From and after the Effective Date of this Agreement Provider will furnish Company a list of POP site leases as it determines it desires to keep ("Acceptable POP Sites") and on or prior to October 1, 1997 Provider will furnish a complete list of all Acceptable POP Sites. After




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                          providing Company with the list of the Acceptable POP
                          Sites, Provider will commence negotiations with such POP site lessors to assume, assign or execute new leases for such sites. Provider's notice to Company of the list of Acceptable POP Sites shall not relieve Company of its obligations described in first sentence of this section F(i), except with respect to any POP site that Provider has notified Company shall be terminated. Further, unless Provider notifies Company that, as to any POP lease which expires between July 1, 1997 and the December 31, 1997, Provider does not designate such lease as an Acceptable POP Site, Company shall use reasonable efforts to renew such lease through the End Date.
                          From and after December 31, 1997 the Company shall be responsible for every lease which Provider did not designate as an Acceptable POP Site. In selecting those POP site leases which are not Acceptable POP Sites, Provider shall provide notice to Company of the access numbers if any to be discontinued, and the new access numbers to replace such POP sites which are not Acceptable POP Sites, at least sixty (60) days before the termination of such access numbers, so that continuity of service may be provided to Company's customers. Provider acknowledges that as of approximately June 1, 1997 Company has not sought to renew any POP leases. Nothing in this Transition Services Agreement shall cause any reduction in local access telephone numbers to be made available to Company's customers.

                          Provider shall use reasonable efforts to create its new POPs in areas where Company's POPs may be expiring, and replacements are needed. Upon the expiration of all leases for those sites which are not acceptable POP sites, Provider shall deliver the premises back to each applicable landlord in accordance with the terms of each applicable lease. Provider shall have the right to dispose of any furniture, fixtures or equipment not otherwise transferred in its sole discretion.

         (G)              Assignment and Assumption of Ameritech Modem Leases.
                          During the Transition Period, Company will make all commercially reasonable efforts to assign the Ameritech modem lease to Provider, upon the same or similar terms and conditions as are currently in the draft Ameritech modem lease attached hereto as
                          Exhibit I.G. Company agrees that during the Transition Period it will not enter into any lease for modem or other equipment, other the Ameritech modem lease.

         (H) Review of Books and Records. During the Transition Period, and during regular working hours, upon reasonable notice, Provider may review Company's books and records (make any copies at Provider's expense) for purposes of verifying the accuracy of any fees, costs or charges allocable, reimbursable or chargeable to Provider as herein contemplated.

         (I) Full Service Agreement Status. In addition to the obligations of the parties hereunder, the parties hereto agree that the following provisions of the Full Service



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                          Agreement shall be effective at 12:01 am (New York
                          time) on July 1, 1997: Part 1, Part 2, Part 5, and Sections 6.5, 6.10, 6.11 and 6.12 thereof and all other rights and obligations of the Company and Provider therein shall only become effective as of the end of the Transition Period. 7 and all other rights and obligations of the Company and Provider thereunder shall become effective as of the End Date.

         (J) Real Estate Sublease. Company shall provide those services described in the Sublease Agreement attached hereto as Exhibit "I.J." and shall be compensated for such services as set forth in such Sublease Agreement.

         (K) Indemnification. Except as to employment related indemnity issues covered in Section I.C. hereof, Company agrees to indemnify and hold Provider and Provider's officers, directors, and agents harmless from any and all damages, losses (which shall include any diminution in value), liabilities, payments, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses, (including without limitation, fees, disbursements and expenses of attorneys) of any kind or nature whatsoever (collectively "Damages"), directly or indirectly resulting from, relating to or arising out of any breach or nonperformance, partial or total by Company of any covenant or agreement of Company contained in this Agreement; the negligence of Company in providing any services under this Agreement, or its failure to comply with applicable laws in connection with this Agreement; and all contracts, agreements, obligations, commitments and liabilities of Company of every kind and character relating in any way to the Network Assets or the business of Company. Provider shall have the right to offset any amounts for which it is entitled to indemnification under this Section against any amounts payable by Provider pursuant to this Agreement or the Full Service Agreement.

         (L) Payments. Payment from either party to the other of amounts accrued as of month end shall be due on the 15th of the next month.

                                   ARTICLE II
                                 MISCELLANEOUS

         (A) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Company without the prior written consent of Provider, or by Provider without the prior written consent of Company, except that Provider shall have the right to assign its rights and obligations hereunder to any affiliate of Provider, provided that such assignee assumes all of Provider's




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                          obligations hereunder, and that Provider shall remain
                          liable hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         (B) Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier, or telegraphed or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:

         (C)              If to Company:

                          Prodigy Services Corporation
                          445 Hamilton Avenue
                          White Plains, NY 10601
                          Attn: President

                          with a Copy to:

                          Prodigy Services Corporation
                          445 Hamilton Avenue
                          White Plains, NY 10601
                          Attn: General Counsel

                          If to Provider:

                          SplitRock Services, Inc.
                          2170 Buckthorne Place, Suite 350
                          The Woodlands, Texas 77380
                          Attn: President

                          with a copy to:

                          Carole R. Riggs
                          Campbell & Riggs, P.C.
                          1980 Post Oak Boulevard, Suite 2300
                          Houston, Texas 77056-3810

                          or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

         (D) Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of New York.



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         (E)              Entire Agreement, Amendments and Waivers. This
                          Agreement, together with all schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         (F) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (G) Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         (H) Alternative Dispute Resolution. In the event of a dispute between the parties arising out of or relating to this Agreement, or the breach thereof, the parties shall submit the dispute to nonbinding mediation and shall make a good-faith effort to resolve the dispute through the mediation process. In the event the dispute is not resolved through mediation within 30 days following written notice by one party that it desires to enter into mediation, then such dispute shall be resolved exclusively and finally by binding arbitration by three arbitrators who will be appointed and will act as follows:

                          The party requesting arbitration shall,
                          simultaneously with such request, appoint one arbitrator and shall notify the other of such appointment together with such arbitrator's acceptance. Within 30 days from the receipt of such notice, the other party shall appoint another arbitrator and shall notify the requesting party of such appointment together with the second arbitrator's acceptance. The third arbitrator, who shall act as chairman of the arbitration panel, shall be appointed by the other two arbitrators within the following 30 days. Each party agrees to respond within three business days to any reasonable request for information made by the arbitrators. In the event either party fails to appoint an arbitrator or in the event no agreement is reached between the two arbitrators as to the appointment of the chairman of the arbitration panel in accordance with the
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                          arbitrator or arbitrators shall be appointed, upon
                          application by the interested party, by the American Association of Arbitration (AAA).

                          The arbitrators shall apply the arbitration rules of the AAA, and the arbitration proceedings shall take place in Westchester County, New York.

                          The award of the arbitrators shall be final and shall not be subject to any appeal or challenge whatsoever. The arbitrators will not be required to file their award with any body or authority whatsoever. In the event arbitration proceedings are initiated under this section, pending such proceedings and until a final award is rendered pursuant thereto, any subsequent controversy arising between the parties shall be exclusively submitted for final decision by the arbitrators in the arbitration proceedings already pending. The arbitrators shall be instructed by the parties to include an award for reasonable attorneys' fees, arbitrators' fees, expert witnesses, travel and other costs incurred.

                          If a dispute arises out of an alleged breach of this Agreement (other than Provider's failure to make timely payments due to Company), then the parties agree to continue to perform their respective obligations under this Agreement until an agreement is reached through mediation or the arbitrators render a decision, whichever is applicable.

         (I) No Third Party Rights. Nothing in this Agreement, shall confer on any person or business entity, other than the parties hereto, and their respective successors and assigns, any rights, obligations, remedies or liabilities.

         (J) Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.


PRODIGY SERVICES CORPORATION            SPLITROCK SERVICES, INC.
("Company")                             ("Provider")


By: /s/ PAUL W. DELALEY                 By: /s/ WILLIAM R. WILSON
   -------------------------               ---------------------------
Name: Paul W. Delaley                   Name: William R. Wilson
Title: President                        Title: President



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